EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 of GoodFaith Technology Inc. (the “Company”) of our report dated July 13, 2022, except for Notes 1, 2 and 10, as to which the date is September 20, 2022, Note 3, as to which the date is December 5, 2022,  and Note 14, as to which the date is March 30, 2023, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, which appears in the Prospectus as part of the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 30, 2023